Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

Ormat Technologies Reports Third quarter 2018 financial results

Total revenue of $166.5 million, electricity revenue up 5.4%; reaffirms 2018 FULL YEAR GUIDANCE

RENO, Nev. November 6, 2018, Ormat Technologies, Inc. (the “Company”, “we”, “Ormat” or “us”) (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2018.

“Total revenues increased nearly 6% and electricity revenues increased more than 5%” commented Isaac Angel, Chief Executive Officer. “This steady growth was achieved despite the recent shutdown of our operations at Puna and highlights the diversification we have built into the Ormat operating model and the strength of our overall portfolio of projects around the world. Now that the lava flow near Puna has ceased, we are working to bring that plant back online, and are confident that Ormat is well positioned for continued growth.”

($ millions, except per share amounts)	Q3 2018	Q3 2017	Change (%)
Revenues
Electricity	116.9	110.9	5.4%
Product	48.4	44.9	7.9%
Other	1.1	1.4	(17.7%	)
Total Revenues	166.5	157.2	5.9%
Gross margin (%)
Electricity	31.7%	41.9%
Product	26.4%	28.3%
Other	(89.0% )	4.8%
Total Gross Margin (%)	29.3%	37.7%
Operating income	25.9	44.0	(41.1%	)
Net Income	10.1	27.6	(63.3%	)
Net income attributable to the Company’s stockholders	10.6	24.0	(55.8%	)
Diluted EPS	0.21	0.47
Adjusted Net income attributable to the Company’s stockholders [1]	15.6	25.9	(39.9%	)
Diluted Adjusted EPS[1]	0.31	0.51
Adjusted EBITDA[1]	75.6	76.4	(1.1%	)

1  Reconciliations of Adjusted Net income attributable to the Company’s stockholder, Diluted Adjusted EPS and Adjusted EBITDA is set forth below in this release

ORMAT TECHNOLOGIES, INC. 6140 Plumas Street Reno, Nevada 89519-6075 • +1-775-356-9029 • ormat@ormat.com	ormat.com

“The Puna shutdown, coupled with a larger than average number of production pump replacements required in this quarter, impacted our overall margins,” added Mr. Angel. “Nevertheless, Ormat delivered $75.6 million in Adjusted EBITDA. Our solid, continued profitability despite significant unforeseen events like the K”lauea volcano eruption, further demonstrates the strength and resilience of our business model. We have made significant efforts to expedite the commencement of the 48MW McGinness Hills 3 power plant now planned for early December 2018. The contribution of McGinness Hills 3, as well as high generation and margins expected in the fourth quarter, should result in strong financial performance of the Electricity segment that will support our full year 2018 guidance.”

financial highlights

●	Total revenues of $166.5 million in the quarter, up 5.9% compared to the third quarter of 2017;

●	Electricity segment revenues of $116.9 million in the quarter, up 5.4% compared to the third quarter of 2017;

●	Electricity generation in the quarter increased 7.1%, compared to the third quarter of 2017, from 1.24 million MWh to 1.32 million MWh;

●

Electricity segment gross margin in the quarter was 31.7% compared to 41.9% in the year ago quarter. The decrease is mainly due to the impact of the shutdown in the Puna power plant in Hawaii, higher maintenance expenses mainly due to above average production pump failures in some of our power plants, a decrease in generation related to higher than average ambient temperature and grid operator curtailments;

●	Excluding the Puna shutdown, the electricity segment gross margin in the third quarter of 2018 was 35.3% and the nine-month margin, excluding the Puna impact, was 39.3%;

●	Product segment revenues in the quarter of $48.4 million, up 7.9% compared to the third quarter of 2017;

●	Product segment backlog amounts to $226.4 million as of November 1, 2018;

●	Total gross margin in the quarter was 29.3% compared to 37.7% in the third quarter of 2017;

●	Net income in the quarter was $10.1 million compared to Net income of $27.6 million in the third quarter of 2017;

●

Net income attributable to the Company's stockholders in the quarter was $10.6 million, or $0.21 per diluted share, compared to $24.0 million, or $0.47 per diluted share, in the third quarter of 2017; excluding the termination fee of $5 million or $0.10 per diluted share related to the Galena 2 PPA, Adjusted Net income attributable to the Company's stockholders, was $15.6 million, or $0.31 per diluted share, compared to $25.9 million, or $0.51 per diluted share, in the third quarter of 2017[2] ;

●	Adjusted EBITDA in the quarter was $75.6 million, excluding the $5 million termination fee, compared to $76.4 million in the third quarter of 2017; and

●	Declared a quarterly dividend of $0.10 per share for the third quarter of 2018.

Recent Developments

●

Ormat completed the closing of the first tranche under the previously announced finance agreement totaling up to $124.7 million for the 35 MW Platanares geothermal power plant in Honduras, with the Overseas Private Investment Corporation (“OPIC”), United States government’s development finance institution, as the sole lender. Following the closing, Ormat received a disbursement of $114.7 million representing the full amount of Tranche I of the OPIC non-recourse project finance loan that carries a fixed interest rate of 7.02% per annum with a maturity of approximately 14 years. The closing of the second tranche of up to $10 million is expected during the first half of 2019.

●

In Puna, Hawaii, before the lava recently stopped flowing, the lava covered the wellheads of three geothermal wells, the substation of the Puna complex and an adjacent warehouse that stored a drilling rig. The Company is currently assessing the damages to the Puna facilities and continues to coordinate with Hawaii Electric Light Company and local authorities to bring the power plant back to operation. The Company is in the process of building access roads to the site, removing the plugs from the production wells and rebuilding the electrical substation. Management is in ongoing discussions with its insurance companies, working to secure a business interruption claim for the income loss from the shutdown.

●

Ormat opted out of the Galena 2 PPA with NV Energy Inc., and reported a one-time $5 million termination fee, recorded in selling and marketing expenses, in the third quarter of 2018. In March 2019, Ormat will start selling power from Galena 2 under its existing Southern California Public Power Authority portfolio PPA at $75.5 per MWh replacing lower pricing under the Galena 2 PPA.

2 Reconciliation is set forth below in this release

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Guidance

Mr. Angel added, “We are reaffirming our full-year 2018 guidance for the Electricity segment revenues to be between $500 million and $510 million. We expect Product segment revenues to be between $190 million and $200 million and revenues from energy storage and demand response activity to be between $8 million and $12 million. As such, our guidance for total revenues is between $698 million and $722 million. Our 2018 Adjusted EBITDA guidance is expected to be between $370 million and $380 million for the full year, assuming successful resolution of our insurance claim for our losses relating to Puna situation by the end of 2018.

In the event we do not reach a resolution of our insurance claim by the end of 2018, the 2018 Adjusted EBITDA might be negatively impacted by approximately $20 million.

We expect annual Adjusted EBITDA attributable to minority interest to be approximately $30 million. The minority interest includes our partners share in the insurance claim for the Puna Plant.”

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and nine months ended September 30, 2018. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income taxes including the tax impact of the repatriation of proceeds from sales in foreign jurisdictions and tax benefit or expense related to effects of the recently-enacted tax law reform in the United States and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA.

third Quarter 2018 Financial Results

For the three months ended September 30, 2018, total revenues were $166.5 million, up 5.9% compared to the quarter ended September 30, 2017.

Electricity segment revenues increased 5.4% to $116.9 million for the three months ended September 30, 2018, up from $110.9 million for the three months ended September 30, 2017. The increase was mainly attributable to the Platanares, Tungsten Mountain and Olkaria III expansion projects, which came online in the last twelve months, as well as the U.S. Geothermal acquisition, offset by the shutdown of the Puna plant as well as lower generation in other power plants due to maintenance issues and enhancements, high ambient temperature and grid operator curtailments.

Product segment revenues increased 7.9% to $48.4 million for the three months ended September 30, 2018, up from $44.9 million for the three months ended September 30, 2017. Other segment revenues were $1.1 million in the third quarter of 2018 compared to $1.4 million in the third quarter of 2017.

During the third quarter, Ormat recorded under selling and marketing expenses a non-recurring $5 million charge for a termination fee paid to NV Energy related to the termination of the Galena 2 PPA. Ormat intends to sell power from Galena 2 under its SCAPPA Portfolio PPA at $75.5 per MWh starting March 2019.

General and administrative expenses for the three months ended September 30, 2018 were $13.6 million, or 8.2% of total revenues, compared to $10.9 million, or 6.9% of total revenues, for the three months ended September 30, 2017. The increase was primarily attributable to stock-based compensation costs associated with grants made to the CEO, senior management and employees as well as higher legal and auditing costs associated with the remediation plan for the previously reported material weakness.

Net income for the three months ended September 30, 2018 was $10.1 million compared to Net income of $27.6 million for the three months ended September 30, 2017.

Ormat reported Net income attributable to the Company’s stockholders Inclusive of the $5 million non-recurring termination fee, of $10.6 million, or $0.21 per diluted share, compared to $24.0 million, or $0.47 per diluted share, for the same period a year ago.

Adjusted net income attributable to the Company's stockholders of $15.6 million, or $0.31 per diluted share. Adjusted Net income attributable to the Company's stockholders and diluted EPS for the third quarter of 2017 of $25.9 million or, $0.51 per diluted share excludes $1.9 million or $0.04 per diluted share, attributable to a one-time make whole premium paid in connection with the prepayment of OFC senior secured notes and DEG loan.

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Adjusted EBITDA for the three months ended September 30, 2018 was $75.6 million, compared to $76.4 million for the three months ended September 30, 2017. The decrease in Adjusted EBITDA is mainly related to the shutdown in Puna offset by the contribution of Sarulla to the EBITDA. The reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release.

Dividend

On November 6, 2018, the Company’s Board of Directors declared, approved and authorized payment of a quarterly dividend of $0.10 per share pursuant to the Company’s dividend policy. The dividend will be paid on December 4, 2018 to stockholders of record as of the close of business on November 20, 2018.

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Tuesday, November 6, at 9 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 30 minutes after the conclusion of the live call.

Please ask to be joined into the Ormat Technologies, Inc. call.

Participant telephone numbers

Participant dial in (toll free):	1-877-511-6790
Participant international dial in:	1-412-902-4141
Canada Toll Free:	1-855-669-9657

Conference replay

US Toll Free:	1-877-344-7529
International Toll:	1-412-317-0088
Replay Access Code:	10122171

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,600 MW of gross capacity. Ormat’s current 862 MW generating portfolio is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe. Ormat expanded its operations to provide energy storage and energy management solutions, by leveraging its core capabilities and global presence as well as through its Viridity Energy Solutions Inc. subsidiary, a Philadelphia-based company with nearly a decade of expertise and leadership in energy storage, demand response and energy management.

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Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) on June 19, 2018 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations

For the Three and Nine Months Periods Ended September 30, 2018 and 2017

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
	(In thousands, except per share data)		(In thousands, except per share data)
Revenues:
Electricity	$116,891	$110,876	$371,559	$337,548
Product	48,439	44,912	152,026	186,621
Other	1,150	1,397	5,217	2,278
Total revenues	166,480	157,185	528,802	526,447
Cost of revenues:
Electricity	79,845	64,444	234,563	193,676
Product	35,669	32,218	106,968	125,102
Other	2,174	1,330	7,645	3,573
Total cost of revenues	117,688	97,992	349,176	322,351
Gross profit	48,792	59,193	179,626	204,096
Operating expenses:
Research and development expenses	706	716	3,065	2,368
Selling and marketing expenses	8,578	3,630	15,989	12,083
General and administrative expenses	13,606	10,877	43,325	33,027
Write-off of unsuccessful exploration activities	—	—	119	—
Operating income	25,902	43,970	117,128	156,618
Other income (expense):
Interest income	214	255	516	861
Interest expense, net	(18,700)	(11,692)	(48,890)	(41,155)
Derivatives and foreign currency transaction gains (losses)	(383)	(1,001)	(2,511)	2,040
Income attributable to sale of tax benefits	4,066	3,506	14,983	14,019
Other non-operating expense, net	309	(1,592)	7,662	(1,678)
Income before income taxes and equity in losses of investees	11,408	33,446	88,888	130,705
Income tax (provision) benefit	(1,184)	(6,224)	(3,347)	(49,993)
Equity in losses of investees, net	(117)	337	1,481	(1,690)
Net income	10,107	27,559	87,022	79,022
Net income attributable to noncontrolling interest	474	(3,599)	(7,276)	(11,228)
Net income attributable to the Company's stockholders	$10,581	$23,960	$79,746	$67,794

Earnings per share attributable to the Company's stockholders - Basic and diluted:
Basic:
Net Income	$0.21	$0.48	$1.58	$1.36

Diluted:
Net Income	$0.21	$0.47	$1.56	$1.34

Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	50,645	50,367	50,627	49,942
Diluted	50,963	50,867	50,985	50,669

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Ormat Technologies, Inc. and Subsidiaries

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

For the Periods Ended September 30, 2018 and December 31, 2017

(Unaudited)

	September 30,	December 31,
	2018	2017
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$71,965	$47,818
Restricted cash, cash equivalents and marketable securities	83,101	48,825
Receivables:
Trade	118,675	110,410
Other	18,328	13,828
Inventories	37,442	19,551
Costs and estimated earnings in excess of billings on uncompleted contracts	47,811	40,945
Prepaid expenses and other	44,452	40,269
Total current assets	421,774	321,646
Investment in an unconsolidated company	67,739	34,084
Deposits and other	20,109	21,599
Deferred income taxes	113,363	57,337
Deferred charges	—	49,834
Property, plant and equipment, net	1,835,939	1,734,691
Construction-in-process	351,288	293,542
Deferred financing and lease costs, net	5,878	4,674
Intangible assets, net	203,382	85,420
Goodwill	40,111	21,037
Total assets	$3,059,583	$2,623,864
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$105,351	$153,796
Short-term revolving credit lines with banks (full recourse)	209,500	51,500
Billings in excess of costs and estimated earnings on uncompleted contracts	21,760	20,241
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	33,259	33,226
Other loans	21,495	21,495
Full recourse	5,000	3,087
Total current liabilities	396,365	283,345
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	386,379	311,668
Other loans	225,782	242,385
Full recourse:
Senior unsecured bonds	303,528	203,752
Other loans	43,942	46,489
Liability associated with sale of tax benefits	69,071	44,634
Deferred lease income	49,203	51,520
Deferred income taxes	56,753	61,961
Liability for unrecognized tax benefits	10,139	8,890
Liabilities for severance pay	19,903	21,141
Asset retirement obligation	37,946	27,110
Other long-term liabilities	22,354	18,853
Total liabilities	1,621,365	1,321,748

Redeemable non-controlling interest	8,522	6,416

Equity:
The Company's stockholders' equity:
Common stock	51	51
Additional paid-in capital	896,160	888,778
Retained earnings (accumulated deficit)	410,870	327,255
Accumulated other comprehensive income (loss)	(1,386)	(4,706)
	1,305,695	1,211,378
Noncontrolling interest	124,001	84,322
Total equity	1,429,696	1,295,700
Total liabilities and equity	$3,059,583	$2,623,864

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Nine Months Periods Ended September 30, 2018 and 2017

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain from extinguishment of liability, and (viii) gain on sale of subsidiary and property, plant and equipment. EBITDA and Adjusted EBITDA are not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a Company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and nine-month periods ended September 30, 2018 and 2017.

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017

	(in thousands)		(in thousands)
Net income	$10,107	$27,559	$87,022	$79,022
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	18,486	11,437	48,374	40,294
Income tax provision	1,184	6,224	3,347	49,993
Adjustment to investment in uncosolidated company:
our proportionate share in interest, tax and depreciation and amortization	3,784	—	11,768	—
Depreciation and amortization	33,687	25,751	94,983	77,041
EBITDA	$67,248	$70,971	$245,494	$246,350

Mark-to-market gains or losses from accounting for derivatives	(297)	1,663	1,202	(800)
Stock-based compensation	3,559	1,861	7,382	7,204
Gain on sale of subsidiary and property, plant and equipment	—	—	—	—
Insurance proceeds in excess of assets carrying value	—	—	(7,150)	—
Losse from extinguishment of liability	—	1,950	—	1,950
Termination fee	4,973	—	4,973	—
Impairment of long-lived assets	—	—	—	—
Merger and acquisition transaction cost	120	—	2,790	1,700
Write-off of unsuccessful exploration activities	—	—	119	—
Adjusted EBITDA	$75,603	$76,445	$254,810	$256,404

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Ormat Technologies, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income attributable to the Company's stockholders

For the Three-Month Periods Ended September 30, 2018 and 2017

(Unaudited)

Adjusted net income attributable to the Company's stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following table reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the three -month periods ended September 30, 2018 and 2017.

	Three Months Ended September 30
	2018	2017
	(in millions)
Net income attributable to the Company's stockholders	$10.6	$24.0

One-time termination fee	5.0	—

One-time prepayment fees	—	1.9

One-time tax Expense	—	—

Adjusted Net income attributable to the Company's stockholders	$15.6	$25.9

Weighted average number of shares diluted used in computation of earnings per share attributable to the Company's stockholders:	51.0	50.9

Adjusted EPS	0.31	0.51

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